EXHIBIT 99

For Immediate Release	Investor Relations Contact:
John V. Harker	Mike Yonker
Chief Executive Officer	Chief Financial Officer
InFocus Corporation	InFocus Corporation
(503) 685-8602	(503) 685-8603

InFocus® Names KPMG LLP Independent Public Accountant

WILSONVILLE, Ore., May 22, 2002 — InFocus® Corporation (Nasdaq: INFS)(OSE: IFC) today announced that its Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as the company’s independent public accountant effective immediately.  Prior to the selection of KPMG, Arthur Andersen LLP (“Andersen”) served as the company’s independent public accountant.

Effective May 9, 2002, 123 audit and tax professionals of the Portland, Oregon office of Andersen joined KPMG.  Selecting KPMG will allow the company to minimize the disruption associated with changing its auditors.  The decision was made following a thorough review by management and the Audit Committee of the Board of Directors.

InFocus said the decision to change auditors was not the result of any disagreement between the company and Andersen on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) (OSE: IFC) is the worldwide leader in digital projection technology and services, including designing, manufacturing and marketing award-winning products for business and home use.  InFocus’ digital projectors are essential business tools for collaboration, videoconferencing and visual support and offer the best solution for more effective meetings.  The projection industry pioneer provides its global customers the ultimate in reliability with the industry’s most comprehensive line of projectors and presentation products.  Solutions range from the smallest and lightest mobile projectors to feature-packed meeting room products and large audience installation and integration services.  The company’s products and services have been recognized for excellence by business and trade publications including BusinessWeek, Smart Business and Mobile Computing & Communications.  InFocus Corporation’s global headquarters are located in Wilsonville, Oregon.  For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S and Canada) or 503.685.8888 worldwide.

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InFocus, Proxima, and LP are registered trademarks and ASK is a trademark

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